EXHIBIT 23.3

DEGOLYER AND MACNAUGHTON
4925 GREENVILLE AVENUE, SUITE 400
ONE ENERGY SQUARE
DALLAS, TEXAS 75206

November 25, 2002

Vintage Petroleum, Inc.
110 W. Seventh Street
Tulsa, Oklahoma 74119

Gentlemen:

We hereby consent to the reference to our firm and to our reserves estimates for the year ended December 31, 2001, as set forth in the Current Report on Form 8-K (the Current Report) of Vintage Petroleum, Inc. (the Company). Our estimates of the oil, condensate, and natural gas reserves of certain properties owned by the Company are contained in our report entitled “Appraisal Report as of December 31, 2001 on Reserves of Certain Properties in Bolivia Operated by Vintage Petroleum, Inc.” References to us and our estimates are included in the “Notes to Consolidated Financial Statements” on page 29. However, we are necessarily unable to verify (i) the accuracy of future net revenues and discounted present value of future net revenues contained in the Current Report because our estimates of future net revenues and discounted present worth of future net revenues have been combined with estimates prepared by other petroleum consultants and (ii) the accuracy of reserves estimates and the basis for changes to reserves estimates prior to December 31, 2001. Additionally, we hereby consent to the incorporation by reference in the Company’s Registration Statements Nos. 33-37505, 333-88297, and 333-53652 on Form S-8 and No. 333-77619 on Form S-3 of such references made in the Current Report.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER AND MacNAUGHTON